UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 26, 2007
ALLIS-CHALMERS ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-02199 (Commission File Number)	39-0126090 (I.R.S. Employer Identification No.)

5075 Westheimer Suite 890 Houston, Texas (Address of principal executive offices)	77056 (Zip Code)
Registrant’s telephone number, including area code: (713) 369-0550
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.03. Creation of a Direct Financial Obligation.
Second Amended and Restated Credit Agreement
     On April 26, 2007, Allis-Chalmers Energy Inc., a Delaware corporation (the “Company”), as borrower, Royal Bank of Canada, as administrative agent and collateral agent (“Agent”), RBC Capital Markets Corporation (“RBC”), as lead arranger and sole bookrunner, and the lenders party thereto entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”). The Credit Agreement, which provides the Company with a $62 million secured revolving credit facility, has a final maturity date of April 26, 2012.
     The Company will be subject to the following covenants, obligations and material terms under the Credit Agreement.
     Borrowings under the Credit Agreement bear interest under one of two rate options, selected by the Company, equal to either:
•	the higher of (a) the Agents’ prime rate and (b) the federal funds rate plus one-half percent, or

•	the applicable eurodollar rate.
     The Credit Agreement contains certain covenants and provisions that affect the Company and certain of its subsidiaries, including, without limitation, customary covenants and provisions prohibiting:
•	the Company and certain of its subsidiaries from creating or incurring indebtedness;

•	the Company and certain of its subsidiaries from creating or incurring certain liens on their respective property, assets or revenue;

•	the Company and certain of its subsidiaries from entering into any swap contracts, other than in the ordinary course of business, to protect against fluctuations in interest rates or foreign exchange rates and not for speculation;

•	the Company and certain of its subsidiaries from creating any obligations for the payment of rent for any property under lease, except for certain operating leases (other than synthetic lease obligations) entered into in the ordinary course of business prior to the closing date of the Credit Agreement;

•	certain investments by the Company and certain of its subsidiaries;

•	the Company and certain of its subsidiaries from declaring or making, directly or indirectly, any restricted payments, or incurring any obligations to do so;

•	the Company and certain of its subsidiaries from making capital expenditures in excess of specified amounts;

•	the Company and certain of its subsidiaries from disposing of property that is deemed substantial under the Credit Agreement; and

•	consolidations, mergers and asset transfers by the Company and certain of its subsidiaries.

     These covenants and provisions are subject to a number of important qualifications and exceptions. In addition, the Credit Agreement requires that the Company maintain specified financial ratios.
     The Credit Agreement contains customary events of default, including upon a change in control (as defined in the Credit Agreement), that could result in the acceleration of all amounts and cancellation of all commitments outstanding under the Credit Agreement.
     The Company has the right to terminate or decrease the commitments under the Credit Agreement provided that notice is given to the Agent.
     RBC has from time to time performed, and may in the future perform, various investment banking, financial advisory, commercial banking and other services for the Company for which they have been paid, or will be paid, customary fees.
Amended and Restated Pledge and Security Agreement
     In order to secure the full and complete payment and performance of the Company’s obligations under the Credit Agreement, each of the Company and its material subsidiaries (collectively, “Debtor”) entered into an Amended and Restated Pledge and Security Agreement (the “Pledge and Security Agreement”) granting the lenders a security interest in all of Debtor’s rights, titles, and interests in and to the collateral of the Debtor.
Subsidiary Guaranty
     Each of the Company’s material subsidiaries has entered into a guaranty (the “Guaranty”) to jointly and severally, fully and unconditionally guarantee the obligations of the Company under the Credit Agreement.
     The descriptions of the provisions of the Credit Agreement, Pledge and Security Agreement and Guaranty are qualified in their entirety by reference to the full and complete terms of such agreements.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIS-CHALMERS ENERGY INC.
Date: May 2, 2007	By:	/s/ Theodore F. Pound III
		Name:	Theodore F. Pound III
		Title:	General Counsel and Secretary